EXHIBIT 4.2

3230 Flamingo Road, Suite 156

Las Vegas, Nevada 89121 USA

December 3, 2007

Horse Creek Entertainment AB (publ)

Att: Charles Aperia

Storgatan 26

171 63 Solna

SWEDEN

Re:	Investment of Private Media Group, Inc.

Dear Charles,

This letter will confirm that effective November 22, 2007, Private Media Group, Inc. (“Private”) has agreed to purchase 2,000,000 million shares of Horse Creek Entertainment AB (publ) (“Horse Creek”) at a purchase price of SEK 2.80 per share and 2,000,000 stock purchase warrants exercisable any time between December 3, 2007 and November 22, 2009 at an exercise price of SEK 1.95. This letter will further confirm Private’s agreement with you to pay the full subscription price of these 2,000,000 Horse Creek shares and 2,000,000 stock purchase warrants by issuing to Horse Creek 265,762 shares of Private Common Stock (“Private Shares”).

The Private Shares are being issued to Horse Creek under an exemption from registration contained under United States securities laws. In order for Private to comply with the legal requirements of U.S. securities laws relating to the issuance of Private securities, Horse Creek, by its signature below, acknowledges its agreement to the terms and conditions regarding the Private Shares contained in Appendix I to this letter entitled “Securities Law Representations of Horse Creek.”

Please execute a copy of this letter below to acknowledge your agreement with these terms and conditions and return a copy to me. Upon receipt of the same Private will instruct its transfer agent to issue and deliver to you a certificate evidencing the Private Shares forthwith.

Very truly yours,
Private Media Group, Inc.

/s/ Johan Gilborg, CFO

ACCEPTED and AGREED BY HORSE CREEK ENTERTAINMENT AB (publ):

/s/ Charles Aperia
Charles Aperia – Chairman of the Board

Date: December 3, 2007

Appendix I - Securities Law Representations of Horse Creek

1.	Purchase for Own Account. Horse Creek hereby represents that it is purchasing Private Shares for its own account for investment and not with a view toward the resale or distribution to others.

2.	Risk of Investment. Horse Creek understands that the purchase of the Private Shares involves a high degree of risk, and transferability of the Private Shares is limited under applicable securities laws. Accordingly, Horse Creek confirms that it is able (i) to bear the economic risk of its investment in the Private Shares, (ii) to hold the Private Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment.

3.	Capacity. By reason of Horse Creek’s business or financial experience, and/or the experience of its advisors, it has the capacity to protect its own interests in connection with the acquisition of the Private Shares.

4.	Receipt of Information. Horse Creek hereby acknowledges that it has been furnished with all information regarding Private which Horse Creek or its representative has requested.

5.	Registration. Horse Creek hereby acknowledges that the offer and sale of the Private Shares has not been reviewed by the U.S. Securities and Exchange Commission or any government regulatory authority, since the offer and sale is intended to be exempt from the registration requirements under U.S. securities laws. Horse Creek understands that the Private Shares are subject to significant limitations on resale under applicable securities laws unless and until they are registered by Private. Accordingly, Horse Creek will not sell or otherwise transfer the Private Shares unless a subsequent disposition is registered under U.S. securities laws or is exempt from such registration. Private has agreed with Horse Creek (i) to file a registration statement with the U.S. Securities and Exchange Commission by December 15, 2007, which will cover the resale of the Private Shares by Horse Creek, and (ii) to use reasonable efforts to cause the registration statement to become and remain effective until such time as the Private Shares have been sold by Horse Creek or are freely transferable by Horse Creek without registration.

6.	Legends. Horse Creek consents to the placement of the following legend, or a substantial equivalent thereof, on any certificate or other document evidencing the Private Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

Horse Creek further consents to the placement of one or more restrictive legends on any Private Shares as may be required by applicable securities laws.